Exhibit 10.20

SUBLICENSE AGREEMENT

This Sublicense Agreement (the “Agreement”) is entered into and made effective as of November 22nd, 2022 (the “Effective Date”), by and between 3DOM Alliance Inc., a company incorporated under the laws of Japan (“Sublicensor”), and NOCO-NOCO PTE. LTD., formerly known as 3DOM (Singapore) Pte. Ltd., a Singapore corporation (“Sublicensee”).

RECITALS

Whereas, Sublicensor is granted the exclusive license on certain patents and other intellectual properties (collectively, the “IP”), as set forth in Exhibit A below, as well as confidential yet critical know-how and other information as detailed in Exhibit B, from the owners of the IP as set forth in Exhibit A and Exhibit B (the “Rights Owners”).

Whereas, Sublicensee is engaged in the business of the development, manufacturing, sale and marketing of battery products as well as providing battery-related services, is willing and capable of promoting the sale of the products incorporating the IP in the Territory, and wishes to acquire from Sublicensor the right to carry on such business.

Whereas, Sublicensor is willing to broaden the market for its IP through the sale of Licensed Products, by granting to Sublicensee the right for the Sublicensee to exploit the IP to produce, sell, market and distribute Licensed Products in the Territory, and Sublicensee wishes to acquire such exclusive license in the Territory.

TERMS OF AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties hereby agree to the following terms and conditions:

1.	Definitions.

Capitalized terms shall have the meaning set forth below.

1.1  Adjusted Gross Profit. The term “Adjusted Gross Profit” shall mean the Gross Profit minus depreciation with respect to the assets for the Licensed Products.

1.2  Affiliate. The term “Affiliate” shall mean any entity which directly or indirectly controls, is controlled by or is under common control with Sublicensee. The term “control” as used herein means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting.

1.3  Confidential Information. The term “Confidential Information” shall mean any and all proprietary or confidential information of Sublicensor or Sublicensee which may be exchanged between the parties at any time and from time to time during the term of this Agreement, including without limitation, the terms of this Agreement. Information shall not be considered confidential to the extent that it:

(a)	is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; or

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(b)	was known to the receiving party prior to the date of this Agreement, which knowledge was acquired independently and not from another party hereto (or such party’s employees); or

(c)	is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or

(d)	has been published by a third party as a matter of right.

1.4  Field. The term “Field” shall mean the activities provided for in Exhibit A for each of the Sublicensor IP Rights.

1.5  Gross Profit. The term “Gross Profit” shall mean gross profit of Licensed Product sold by Sublicensee and any further sublicensees, as determined in accordance with GAAP.

1.6 Improvements. The term “Improvements” shall have the meaning specified in section 6.2.

1.7  Sublicensor Know-How. The term “Sublicensor Know-How” shall mean any and all intangible property that are not patentable and may or may not be copyrightable, that may or may not have commercial value, and may or may not be under any protection by the laws of Japan or other jurisdictions, but nevertheless are proprietary or licensed and confidential to the Sublicensor, specifically related to the manufacturing of Licensed Products, and to be provided separately to Sublicensee in due course in exercising its rights under this Agreement.

1.8  Sublicensor IP Rights. The term “Sublicensor IP Rights” shall mean specifically the patents and trademarks and applications therefor set forth on Exhibit A attached hereto consisting of (i) Japanese, United States and any other jurisdiction’s patent applications (including provisional applications, continuation applications, continued prosecution applications, continuation-in-part applications, divisional applications, substitute applications, or abandoned applications and applications for certificates of invention), including without limitation patent applications under the International Treaties and Conventions, including the Patent Cooperation Treaty and the European Patent Convention, (ii) any patents and trademarks issued or issuing from applications therefor (including certificates of invention), (iii) all patents and trademarks and applications therefor based on, corresponding to, or claiming the priority date(s) of any of the foregoing, (iv) any reissues, substitutions, confirmations, registrations, renewals, patents of addition, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or claiming priority to any of the foregoing, and (v) term extensions, supplementary protection certificates, and other governmental action which provide exclusive rights to a claimed invention beyond the original patent expiration date.

1.9  License Unit. The term “License Unit” shall mean a unit of Sublicensor IP Rights as designated in Exhibit A.

1.10  Licensed Product. The term “Licensed Product” shall mean any product which incorporates or is the result of the Licensed Technologies and Methods, which cannot be developed, made, have made, offered to sale, used, sold or have sold without (i) infringing one or more claims under the Sublicensor IP Rights, or (ii) utilizing any part of the IP not included within the definition of the Sublicensor IP Rights, or (iii) utilizing any part of Sublicensor Know- How.

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1.11  Licensed Technologies and Methods. The term “Licensed Technologies and Methods” is a catch-all term that describes Technical Information and any other information related to the IP, included in Exhibit A, which may include Sublicensor Know-How, but also other intellectual property relating to the Sublicensor Property Rights, for utilizing this license granted hereunder.

1.12 Royalty Term. The term “Royalty Term” shall have the meaning specified in section 2.3.1.

1.13  Technical Information. The term “Technical Information” shall have the meaning specified in section 2.1.

1.14 Territory. The term “Territory” shall be worldwide.

2.	License Terms and Conditions.

2.1  Grant of License. Subject to Sublicensee’s compliance with all the terms and conditions hereunder, Sublicensor hereby grants to Sublicensee an exclusive, irrevocable license in the Territory, under Sublicensor IP Rights as specified in Exhibit A and the Sublicensor Know-How (collectively, “Technical Information”), to make, to have made, to import, to export, to use, to offer for sale (including offers for sale made by Sublicensee’s third-party agents), and to sell (including sales made by Sublicensee’s third-party agents) Licensed Products in the Field, subject to the terms of this Agreement.

2.1.1 Technical Assistance. Sublicensor promises Sublicensee exclusive technical assistance to utilize the Technical Information, as further detailed in Exhibit B and updated from time to time by the parties’ consent.

2.1.2  First Right. Sublicensee shall have the first right to enter negotiations to license any further IP that Sublicensor acquires and is willing to license to a third party, if such IP directly relates to Sublicensor IP Rights, as well as IP and Technical Information.

2.1.3  Limitation of Rights Granted. For the avoidance of doubt, the parties agree that all of the foregoing within and under section 2.1 shall not affect the rights of Sublicensor and the Rights Owners to continue research, development, improvement and product development relating to the IP, Technical Information or Licensed Products.

2.2  Exclusivity. Sublicensor agrees that during the time period beginning on the Effective Date and ending at the end of the Term, they shall not practice or grant to any third parties any license to practice the Technical Information within the scope of the license granted hereunder, provided that such restriction shall not be of any force and effect to the extent necessary for Sublicensor’s and the Rights Owners’ research and development, or in connection with or following the transfer or sale of all or substantially all of Sublicensor’s or the Rights Owners’ assets or business related to this Agreement, or in the event of Licensor’s or the Rights Owners’ merger, consolidation, change in control or similar transaction.

2.3 Royalties

2.3.1  Royalty. In consideration of the rights granted hereunder, Sublicensee hereby agrees to pay Sublicensor the sum of three percent (3%) of each Adjusted Gross Profit multiplied by the number of License Unit used for the Licensed Product on which such Adjusted Gross Profit is based to support Sublicensor’s continuing effort in research and development and product development. The parties may revise the royalty rate set forth above by a written document signed by both parties.

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Sublicensee’s obligation to pay royalties hereunder shall cease upon the earlier of (i) the expiration of the last of the Sublicensor IP Rights or (ii) the termination of this Agreement (the “Royalty Term”). The Sublicensor IP Rights shall be deemed to have expired upon the non-payment of the maintenance fee, upon the judgment of invalidity or unpatentability by a court or administrative agency of competent jurisdiction from which no appeal is taken or can be taken or upon expiration of the term of the patents.

2.3.2  Pre-Payment. Sublicensee shall, no later than the date upon which the parties agree, pay to Sublicensor Thirty Million U.S. Dollars (US$30,000,000.00) as a one-time, refundable (solely pursuant to Section 2.3.3) pre-payment of the royalty. Such prepayment shall be credited against any royalties under this Agreement such that the amount of the prepayment shall be reduced by the amount of the royalty when due and payable. For the avoidance of doubt, in the event that the remaining amount of the prepayment is less than the amount of the royalties due and payable, Sublicensee shall pay to Sublicensor the difference.

2.3.3  Possible Refund of Pre-Payment. In the event that Sublicensor has any amount left of the prepayment after the last royalty deduction in five (5) years from the date of the prepayment made, Sublicensor shall, upon the request of Sublicensee, refund to Sublicensee the remaining amount, no later than the date upon which the parties agree.

2.3.4  One Royalty. Only Sublicensee shall account for royalties accrued and payable as calculated in this Section 2 to Sublicensor, regardless of the number of sublicensees or differing rates of royalties these owe to Sublicensee.

2.3.5  Royalty Adjustments. After the first (1st) anniversary of the Effective Date, a party shall, annually upon request of the other party, agree to negotiate about an adjustment to the royalty rate.

2.3.6  No Refunds. Except as expressly provided under Section 2.3.2 and Section 2.3.3, all payments under this Agreement will be irrevocable, non-refundable, and non-creditable. For the avoidance of doubt, Sublicensee shall not be entitled to receive any refund or credit for any payment, should any claim of the Sublicensor Patent Rights be held invalid or reduced in scope or all or part of the Sublicensor Know-How become publicly known for any reason whatsoever.

2.4  Sales by Sublicensee. With regard to all revenue made by Sublicensee or its Affiliates, royalties shall be payable by Sublicensee quarterly, within sixty (60) days after the end of each calendar quarter, commencing with the calendar quarter in which the first commercial sale of any Licensed Product is sold.

2.5  Sublicense. Sublicensee shall not grant sublicense without Sublicensor’s prior written agreement, the consent of which shall not be unreasonably withheld, provided that Sublicensee shall be entitled to allow its third party distribution agents to market and sell the Licensed Products without obtaining the approval of Sublicensor.

2.6  Reports. Sublicensee shall furnish to Sublicensor at the same time as each royalty payment is made by Sublicensee, a detailed written report of all Sublicensee revenue and the royalty due and payable thereon, for the calendar quarter upon which the royalty payment is based.

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2.7  Records. In accordance with all applicable laws and standards, Sublicensee shall keep full, complete and proper records and accounts of all revenue in sufficient detail to enable the royalties payable on all revenue to be determined. Sublicensor shall have the right to appoint an independent certified public accounting firm approved by Sublicensee, which approval shall not be unreasonably withheld, to audit the records of Sublicensee as necessary to verify the royalties payable pursuant to this Agreement. Any auditing firm appointed by Sublicensor shall execute a confidentiality agreement with Sublicensee prior to performing such audit. Sublicensee shall pay to Sublicensor an amount equal to any additional royalties to which Sublicensor is entitled as disclosed by the audit, plus interest thereon at the rate of one-and- one-half percent (1.5%) per month. Such audit shall be at Sublicensor’s expense; provided, however, that if the audit discloses that Sublicensor was underpaid royalties by at least five percent (5%) for any calendar quarter, then Sublicensee shall reimburse Sublicensor for any such audit costs. Sublicensor may exercise its right of audit as to each of Sublicensee, its Affiliates or sublicensees no more frequently than once in any calendar year. The accounting firm shall disclose to Sublicensor only information relating to the accuracy of the royalty payments. Sublicensee shall preserve and maintain all such records required for audit for a period in accordance with the recordkeeping laws of Singapore.

3.	Patent Matters

3.1  Patent Prosecution and Maintenance. From and after the date of this Agreement, the provisions of this Section 3 shall control the prosecution and maintenance of any patent included within Sublicensor IP Rights. Subject to the requirements, limitations and conditions set forth in this Agreement, Sublicensor shall, or shall cause the Rights Owners to, (i) direct and control the preparation, filing and prosecution of the Japanese, United States and other foreign patent applications within Sublicensor IP Rights (including any interferences and foreign oppositions); and (ii) maintain the patents issuing therefrom.

3.2 Patent Costs. The patent’s costs shall not be charged to Sublicensee.

3.3 Infringement Actions

3.3.1  Prosecution and Defense of Infringements. Sublicensor shall or shall cause the Rights Owners to, at its discretion, prosecute actions against infringements of any Sublicensor IP Rights. Sublicensor or the Rights Owners may enter into settlements, stipulated judgments or other arrangements respecting such infringement, at its own expense and without the consent of the Sublicensee, provided that the Sublicensee’s rights under this Agreement are not affected in a materially adverse manner by such settlement, stipulated judgment or other arrangement, in which case Sublicensor shall, or shall cause the Rights Owners to, seek the consent of the Sublicensee prior to entering into such settlement, stipulated judgment or other arrangement, and Sublicensee shall not unreasonably withhold such consent.

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4.	Obligations Related to Commercialization

4.1  Governmental Approvals; Quality Control. Sublicensee shall be responsible for obtaining all necessary governmental approvals for exercising its rights under this Agreement, including the development, manufacture, distribution, sale and use of any Licensed Product, at Sublicensee’s expense, including, without limitation, any safety studies. Sublicensee shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Products and for the quality control for any Licensed Product. Sublicensor agrees to provide reasonable assistance to the Sublicensee, including through the provision of Sublicensor Know-How, with regard to gaining said approval, exercising its rights, conducing quality control, etc.

4.2  Indemnity. Sublicensee hereby agrees to indemnify, defend and hold harmless Sublicensor and any and all owners of Sublicensor IP Rights, and any parent, subsidiary or other affiliated entity and their trustees, officers, employees, scientists and agents from and against any liability or expense arising from any product liability claim asserted by any party as to any Licensed Product or any claims arising from the use of any Sublicensor IP Rights pursuant to this Agreement. Such indemnity and defense obligation shall apply to any product liability or other claims, including without limitation, personal injury, death or property damage, made by employees, subcontractors, sublicensees, or agents of Sublicensee, as well as any member of the general public. Sublicensee shall use its best efforts to have Sublicensor, and any and all owners of Technical Information, and any parent, subsidiary or other affiliated entity and their trustees, officers, employees, scientists and agents named as additional insured parties on any product liability insurance policies maintained by Sublicensee, its Affiliates and sublicensees applicable to Licensed Products. Sublicensor hereby agrees to indemnify, defend and hold harmless Sublicensee and any parent from and against any liability or expense arising from any (i) material breach of this Agreement by Sublicensor (it being understood that a breach of Section 5 shall be limited by the specific limitations contained therein), or (ii) the gross negligence or willful misconduct of Sublicensor.

4.3  Patent Marking. To the extent required by applicable law, Sublicensee shall mark all Licensed Products or their containers in accordance with the applicable patent marking laws.

4.4  Foreign Registration. Sublicensee agrees to register this Agreement with any foreign governmental agency which requires such registration, and Sublicensee shall pay all costs and legal fees in connection therewith. In addition, Sublicensee shall assure that all foreign laws affecting this Agreement or the sale of Licensed Products are fully satisfied.

4.5  Best Efforts Required. It shall be a material breach of this Agreement if, in the sole reasonable determination by the Sublicensor, the Sublicensee does not exert its best efforts to the reasonable extent possible to fully commercialize Sublicensor IP Rights.

4.6  Business Plan. With regard to commercializing Sublicensor IP Rights, Sublicensee shall regularly coordinate and consult with Sublicensor in developing and implementing Sublicensee’s business plans for the earlier of the first three years after the execution of this Agreement or upon the reasonable determination by Sublicensor that such coordination and consultation is no longer necessary.

4.7  Additional License. Sublicensor is in development of information technologies that are expected to enhance Technical Information, whereas Sublicensee is desirous of reaping the commercial advantages of these, and therefore the parties shall enter good faith negotiations to amend this Agreement or enter a new agreement as Sublicensor offers any such enhancement and/or expansions from time to time.

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5.	Limited Warranty and Additional Covenants.

Sublicensor hereby represents, warrants and covenants that, as of the Effective Date; (i) the Rights Owners are the sole owner of the Sublicensor IP Rights, and Sublicensor has or shall have the right to grant a sublicense on the Sublicensor IP Rights as herein provided for; (ii) Sublicensor has not licensed any rights to any third party for the use of the Sublicensor IP Rights in the Field in the Territory, nor will it do so after the Effective Date, (iii) neither Sublicensor nor the Rights Owners has received notification of alleged infringement by any third party in which the validity of any of the Sublicensor IP Rights in the Field in the Territory is challenged; (iv) neither Sublicensor nor the Rights Owners has received written notification that legal proceedings have been commenced, or are expected to be commenced, in which there may be assertions of infringement by Sublicensor or the Rights Owners of the patents, trademarks or copyrights of any third party in the Field in the Territory arising out of the Sublicensor Know-How; and (v) Sublicensor has full right and power to enter into this Agreement. SUBLICENSOR AND ANY AND ALL OWNERS OF SUBLICENSOR IP RIGHTS MAKES NO OTHER WARRANTIES CONCERNING SUBLICENSOR IP RIGHTS COVERED BY THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO SUBLICENSOR IP RIGHTS OR ANY LICENSED PRODUCT. SUBLICENSOR AND ANY AND ALL OWNERS OF SUBLICENSOR IP RIGHTS MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF SUBLICENSOR IP RIGHTS, OR THAT ANY LICENSED PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING SUBLICENSOR IP RIGHTS COVERED BY THIS AGREEMENT.

6.	Interests in Intellectual Property Rights

6.1  Preservation of Title. Sublicensor and any and all owners of Sublicensor IP Rights shall retain full ownership and title to Sublicensor IP Rights licensed hereunder and shall preserve and maintain such full ownership and title, subject to Sublicensee fully performing all of its obligations under this Agreement.

6.2  Royalty-free License to Improvements. Sublicensee shall own all improvements to the Licensed Products it creates (the “Improvements”) to the extent that such Improvements are not contained within the Sublicensor IP Rights. Sublicensee hereby grants to Sublicensor a nonexclusive, royalty-free license (within the limits imposed by this Section 6.2) to any Improvement, strictly for Sublicensor’s non-commercial research purposes, without limitation as to time or geographic area, with the right to sublicense such license to other non-profit institutions for their non-commercial research purposes.

6.3  Governmental Interest. The parties acknowledge that Sublicensor may receive funding or other support from any government in support of Sublicensor’s research or other activities. The parties acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to change due to Sublicensor’s obligations and the rights of the interested government, if any, which arise or result from Sublicensor’s receipt of firm notice of support, either financial or otherwise, from such government, and that this Agreement shall be modified to reflect the same.

6.4  Reservation of Rights. Sublicensor and any and all owners of Sublicensor IP Rights reserves the right to use for any non-commercial research purposes and the right to allow other non-profit institutions to use for any non-commercial research purposes any Technical Information licensed hereunder, without Sublicensor and any and all owners of Technical Information or such other institutions being obligated to pay Sublicensee any royalties or other compensation.

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7.	Confidentiality and Publication

7.1  Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of three (3) years after this Agreement terminates, a party receiving Confidential Information of the other party will (i) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary industrial information; (ii) not disclose such Confidential Information to any third party without prior written consent of the other party; and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

7.2  Publications. Sublicensee agrees that Sublicensor shall have a right to publish worldwide, in accordance with its general policies, subject to consultation with the Sublicensee, with regard to research, development, and product development that relates to Sublicensor IP Rights and Technical Information.

7.3  Publicity. Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports, or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or any such agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Formal announcements that are required pursuant to any applicable laws, rules and regulations, including those of applicable securities regulatory bodies, shall not be construed as governed by this Section 7.3.

8.	Term and Termination

8.1  Term. Unless terminated in accordance with the terms set forth herein, the term of this Agreement (the “Term”) is perpetual.

8.2  Termination Upon Default. Any one or more of the following events shall constitute an event of default hereunder: (i) the failure of a party to pay any amounts when due hereunder and the expiration of thirty (30) days after receipt of a written notice requesting the payment of such amount; and (ii) the failure of a party to perform any obligation required of it to be performed hereunder, and the failure to cure within sixty (60) days after receipt of notice from the other party specifying in reasonable detail the nature of such default. Upon the occurrence of any event of default, the non-defaulting party shall deliver to the defaulting party written notice of intent to terminate, such termination to be effective upon the date set forth in such notice.

Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting party. Termination pursuant to this Section 8.2 shall not relieve the defaulting party from liability and damages to the other party for breach of this Agreement. Waiver by either party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

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8.3  Termination Upon Bankruptcy or Insolvency. This Agreement may be terminated by Sublicensor giving written notice of termination to Sublicensee upon the filing of bankruptcy or bankruptcy of Sublicensee or the appointment of a receiver of any of Sublicensee’s assets, or the making by Sublicensee of any assignment for the benefit of creditors, or the institution of any proceedings against Sublicensee under any bankruptcy law, provided that in the case of any such proceeding that is involuntary, such proceeding is not terminated within one-hundred twenty (120) days thereafter. Termination shall be effective upon the date specified in such notice.

8.4  Rights Upon Expiration. Neither party shall have any further rights or obligations upon the expiration of this Agreement, other than the obligation of Sublicensee to make any and all reports and payments for the final quarter period. Provided, however, that upon such expiration, each party shall be required to continue to abide by its nondisclosure obligations as described in Section 7.1, and each party shall continue to abide by its obligation to indemnify the other party as described in Section 4.2. In addition, Sublicensee shall be bound by its obligations under Section 6.2 hereof and Sublicensor shall be bound by its obligations under Section 4.1 hereof.

8.5  Rights of Both Parties Upon Termination. Notwithstanding any other provision of this Agreement, upon any termination of this Agreement by Sublicensor pursuant to Section 8.2 or Section 8.3 (i) the license granted hereunder shall terminate; (ii) except as otherwise provided in Section 8.6 of this Agreement with respect to work-in-progress, upon such termination, Sublicensee shall have no further right to develop, manufacture or market any Licensed Product, or to otherwise use any Sublicensor IP Rights or any Sublicensor Know-How provided; (iii) Sublicensee shall promptly return all materials, samples, documents, information, and other materials which embody or disclose Sublicensor Technical Information; provided, however, that Sublicensee shall not be obligated to provide Sublicensor with proprietary information or Improvements which Sublicensee can show that it independently developed.

8.6  Sublicensee Rights Upon Sublicensor Termination for Default. Notwithstanding any other provision of this Agreement, upon any termination of this Agreement by Sublicensee pursuant to Section 8.2: (i) Sublicensee may elect to retain a fully sublicensable and transferable, fully paid up (subject to the remainder of this Section 8.6), exclusive license in the Territory under the Sublicensor IP Rights or any Sublicensor Know-How (to the extent already provided), to make, to have made, to import, to export, to use, to offer for sale, and to sell Licensed Products in the Field, subject to the terms of this Agreement; provided that, in the event Sublicensee so elects, Sublicensee shall pay, for the remainder of the Royalty Term, a royalty equal to the royalty rate that would otherwise apply hereunder. The rights and remedies of Sublicensee in this Section 8.6 shall be cumulative and in addition to any other rights or remedies that may be available to the Sublicensee, excluding the Sublicensee’s right to seek repayment of the Initial License Fee in the event that the Sublicensee elects to use the license rights granted in this Section 8.6.

8.7  Work-in-Progress. Upon any such termination of the license granted hereunder in accordance with this Agreement, Sublicensee shall be entitled to finish any work-in-progress and to sell any completed inventory of a Licensed Product covered by such license which remain on hand as of the date of the termination, so long as Sublicensee pays to Sublicensor the royalties in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted after the expiration of twelve (12) months after the date of termination. Notwithstanding the foregoing, Sublicensee shall not be entitled to sell any Licensed Products after the expiration of three (3) months after the date of termination in the event that Sublicensee is responsible for such termination.

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9.	Assignment; Successors.

9.1  Assignment. Any and all assignments of this Agreement or any rights granted hereunder by Sublicensee are void except (i) to an Affiliate of Sublicensee; or (ii) as expressly permitted hereunder, without the prior written consent of Sublicensor, which shall not be unreasonably withheld.

9.2  Binding Upon Successors and Assigns. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of Sublicensor and Sublicensee. Any such successor or assignee of Sublicensee’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Sublicensee.

10.	General Provisions.

10.1  Independent Entities. The relationship between Sublicensor and Sublicensee is that of independent entities. Sublicensor and Sublicensee are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than that Sublicensee is a subsidiary of Sublicensor. Sublicensor and Sublicensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

10.2  Jurisdiction, Applicable Laws and Dispute Resolution. This Agreement shall be governed and construed in accordance with the laws of Japan. Any and all disputes in connection with the Agreement shall be settled at the Tokyo District Court, which shall assume exclusive court of first instance.

10.3  Confidentiality. Except as set forth below, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a party has stock which is publicly traded, the party may make such disclosures as are required by applicable securities laws. Further, if a party is expressly asked by a third party about the dispute or the arbitration, the party may disclose and acknowledge in general and limited terms that there is a dispute with the other party which is being (or has been) arbitrated. Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then these confidentiality provisions shall no longer be applicable.

10.4  Entire Agreement; Modification. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document signed by both parties.

10.5  Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

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10.6  Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

10.7  No Waiver. Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

10.8  Name. Whenever there has been an assignment or a sublicense by Sublicensee as permitted by this Agreement, the term “Sublicensee” as used in this Agreement shall also include and refer to, if appropriate, such assignee or sublicensee.

10.9  Further Assurances. Each party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.10  Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, e-mail, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

Notice shall be deemed delivered upon the earlier of (i) when received; (ii) three (3) days after deposit into the mail; (iii) the date notice is sent via both recorded telefax, and e-mail; or (iv) the day immediately following delivery to overnight courier (except Sunday and holidays).

[Signature Page Follows]

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Execution Page

IN WITNESS WHEREOF, the parties have electronically executed this Agreement by their duly authorized representatives as of the date set forth above.

For 3DOM Alliance Inc.

/s/ Masataka Matsumura
Masataka Matsumura
Representative Director
Date: November 23, 2022 | 9:28 AM JST
7-1 Akasaka 1, Minato, Tokyo 107-0052 Japan

For NOCO-NOCO PTE. LTD.

/s/ Masataka Matsumura
Masataka Matsumura
CEO
Date: November 23, 2022 | 9:28 AM JST
4 Shenton Way
#04-06 SGX Centre Il Singapore 068807

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